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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                             ENERGY MERCHANT CORP.,


                          POC ACQUISITION CORPORATION,


                             POWERINE HOLDING CORP.,


                            CASTLE ENERGY CORPORATION

                                       AND

                              POWERINE OIL COMPANY


                                January 10, 1996


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                                TABLE OF CONTENTS

                                                                           Page

I.       DEFINITIONS........................................................  1
         1.1      Definitions...............................................  1

II.      THE MERGER.........................................................  6
         2.1      The Merger................................................  6
         2.2      Effective Time............................................  6
         2.3      Effect of the Merger......................................  6
         2.4      Articles of Incorporation and By-laws.....................  7
         2.5      Directors.................................................  7
         2.6      Officers..................................................  8

III.     CONVERSION OF SECURITIES...........................................  8
         3.1      Conversion of Capital Stock...............................  8
         3.2      Delivery of Certificates..................................  9

IV.      REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER, THE
         COMPANY AND CASTLE.................................................  9
         4.1      Organization and Good Standing............................  9
         4.2      Authorization; Enforceability............................. 10
         4.3      Consents and Approvals.................................... 10
         4.4      No Violation.............................................. 10
         4.5      Capitalization............................................ 10
         4.6      Taxes..................................................... 11
         4.7      No Broker................................................. 11

V.       REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SUB............... 11
         5.1      Organization and Good Standing...........................  11
         5.2      Authorization; Enforceability............................  12
         5.3      Consents and Approvals...................................  12
         5.4      No Violation.............................................  12
         5.5      No Broker................................................  12
         5.6      Capitalization; Total Assets or Annual Net Sales.........  13
         5.7      Financial Condition......................................  14
         5.8      Irrevocable Subscription.................................  14
         5.9      Prior Asset Sales .......................................  15


VI.      TAX MATTERS.......................................................  15
         6.1      Tax Treatment of Merger..................................  15
         6.2      Access to Information....................................  16
         6.3      Certain Consolidated Return Matters......................  17

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         6.4      Sales and Transfer Taxes................................  17
         6.5      Cooperation on Tax Matters..............................  17


VII.     COVENANTS OF THE COMPANY, THE SHAREHOLDER  AND CASTLE............  18
         7.1      Access to Information...................................  18
         7.2      Actions Prior to Closing Date...........................  18
         7.3      Confidentiality.........................................  19
         7.4      Insurance...............................................  19

VIII.    COVENANTS OF THE PARENT AND SUB..................................  20
         8.1      Confidentiality.........................................  20
         8.2      Additional Covenants....................................  20
         8.3      Outside Management......................................  21
         8.4      Subscription............................................  22
         8.5      Prior Asset Sale........................................  22
         8.6      Legal Fees..............................................  23
         8.7      Cooperation in Arbitration..............................  23


IX.      CONDITIONS TO OBLIGATIONS OF PARENT AND SUB......................  24
         9.1      Truth of Representations and Warranties.................  24
         9.2      Compliance with Covenants...............................  24
         9.3      Absence of Suit.........................................  24
         9.4      Proceedings and Instruments Satisfactory; Certificates..  24
         9.5      Intercompany Indebtedness...............................  25
         9.6      Deliveries at Closing...................................  25

X.       CONDITIONS TO OBLIGATIONS OF THE COMPANY, THE
         SHAREHOLDER AND CASTLE...........................................  26
         10.1     Truth of Representations and Warranties.................  26
         10.2     Compliance with Covenants...............................  26
         10.3     Absence of Suit.........................................  26
         10.4     Proceedings and Instruments Satisfactory; Certificates..  26
         10.5     Waivers, Releases, and Resignations.....................  27
         10.6     Deliveries at Closing...................................  27
         10.7     Intercompany Indebtedness...............................  27
         10.8     Tax Clearance Certificate...............................  27
         10.9     Subscription............................................  27



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XI.      INDEMNIFICATION..................................................  27
         11.1     Requirement of Indemnification..........................  27
         11.2     Procedures Relating to Indemnification..................  29
         11.3     Defense of Third-Party Claim............................  30
         11.4     Payment.................................................  30

XII.     CLOSING..........................................................  31
         12.1     Time and Place..........................................  31
         12.2     Items to be Delivered by Castle and the Company.........  31
         12.3     Items to be Delivered by Parent and Sub.................  32

XIII.    TERMINATION......................................................  34
         13.1     Termination.............................................  34
         13.2     Survival after Termination..............................  34

XIV.     AMENDMENT AND WAIVER.............................................  34
         14.1     Amendment...............................................  34
         14.2     Extension; Waiver.......................................  34

XV.      MISCELLANEOUS....................................................  35
         15.1     Notices.................................................  35
         15.2     Expenses................................................  36
         15.3     Governing Law...........................................  36
         15.4     Successors and Assigns..................................  36
         15.5     Partial Invalidity......................................  37
         15.6     Execution in Counterparts...............................  37
         15.7     Titles and Headings.....................................  37
         15.8     Entire Agreement........................................  37
         15.9     Announcements...........................................  37
         15.10    Construction............................................  38
         15.11    Jurisdiction............................................  38
         15.12    Further Actions.........................................  38
         15.13    Cancellation of Insurance Policies......................  38
         15.14    No Third Party Beneficiaries............................  39


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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), dated as of January 10, 1996, by and among CASTLE ENERGY CORPORATION, a Delaware corporation ("Castle"), POWERINE HOLDING CORP., a Delaware corporation (the "Shareholder"), POWERINE OIL COMPANY, a California corporation (the "Company"), ENERGY MERCHANT CORP., a Delaware corporation ("Parent") and POC ACQUISITION CORPORATION, a California corporation and wholly-owned subsidiary of the Parent ("Sub").

                                   WITNESSETH:
                                   -----------

          WHEREAS, Castle owns, beneficially and of record, all of the outstanding capital stock of the Shareholder, which in turn owns of record all of the outstanding capital stock of the Company;

          WHEREAS, the Boards of Directors of Castle, the Parent, Sub, the Shareholder and the Company deem it advisable and in the best interests of their respective shareholders and corporations to consummate and have approved the business combination provided for herein in which the Company would merge with and into Sub and Sub, as the surviving corporation, would remain a wholly owned subsidiary of the Parent (the "Merger");

NOW, THEREFORE, in consideration of the
foregoing premises and the mutual covenants and agreements set forth herein, and intending to be legally bound, Castle, the Shareholder, the Company, the Parent and Sub hereby agree as follows:

I.       DEFINITIONS

          Section 1.1 Definitions. When used in this Merger Agreement, the following words or phrases have the following meanings:

          "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of 50% or more of any class of voting stock or of any form of voting equity interest of such other


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Person in the case of a Person that is not a corporation. For purposes of this definition, "control," including the terms "controlling" and "controlled," means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          "Arbitration" shall have the meaning set forth in Section 9.5 hereof.

          "Asset Agreement" shall have the meaning set forth in Section 5.9 hereof.

          "Assets" shall mean all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, tangible and intangible, including, without limitation, cash and cash equivalents, receivables, real property, together with buildings, structures and the improvements thereon, fixtures contained therein and appurtenances thereto, and easements and other rights relating thereto, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other assets or property, leases, licenses, permits, approvals, authorizations, joint venture agreements, contracts or commitments, whether written or oral, processes, trade secrets, know-how, computer software, computer programs and source codes, protected formulae, all other Intellectual Property, goodwill, prepaid expenses, records, files, invoices, claims and privileges, and any other assets whatsoever.

          "Assigned Interests" shall have the meaning set forth in Section 9.5 hereof.

          "Balance Sheet" shall have the meaning set forth in Section 5.7 hereof.

          "Castle" shall have the meaning set forth in the preamble hereto.

          "Castle Indemnitees" shall mean Castle, any present or future parent or subsidiary of Castle and their respective shareholders, officers, directors, employees, counsel, agents, investment bankers, accountants and Affiliates.

          "Closing" and "Closing Date" shall have the respective meanings set forth in Section 12.1 hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning set forth in the preamble hereto.

          "Company Common Stock" shall have the meaning set forth in Section 3.1 hereof.

          "Consolidated Group" shall mean the affiliated group of corporations within the meaning of Section 1504 of the Code in which the Company is included.

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          "Contract" shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral.

          "Damages" shall mean losses, costs, liabilities, reasonable expenses or other damages (including, without limitation, reasonable attorneys' fees and expenses and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation).

          "Effective Time" shall have the meaning set forth in Section 2.2 hereof.


          "Environmental Claim" shall mean any claim by a Person alleging actual or potential Liability of the Company, or of any other Castle Indemnitee relating to the businesses of the Company, for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty, arising out of, based on or resulting from (a) the presence, transport, disposal, discharge or release of any Materials of Environmental Concern at any location, whether or not owned by Castle or the Company, as the case may be, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

          "Environmental Law" shall mean all Laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, or the presence of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern.

          "Financing" shall have the meaning set forth in Section 8.3 hereof.

          "GAAP" shall mean United States generally accepted accounting principles consistently applied.

          "GCL" shall have the meaning set forth in Section 2.1 hereof.

          "Governmental Entity" shall mean a court, legislature, governmental agency, commission, or administrative or regulatory authority or instrumentality, domestic or foreign.

          "Hansen" shall have the meaning set forthin Section 8.3 hereof.

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          "Hodapp Note" shall have the meaning set forth in Section 5.7 hereof.

          "Intellectual Property" shall mean marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, copyrights, trade names, inventions, protected formulae, processes, proprietary information, trade secrets, computer software, as well as related documentation and manuals, all applications for registration of such items with any Governmental Entity, and all licenses and research and development relating thereto.

          "IRS" shall mean the Internal Revenue Service.

          "Kenyen Note" shall have the meaning set forth in Section 6.1 hereof.

          "Knowledge" of or with respect to (a) any individual shall mean the actual knowledge of such individual and any knowledge such individual reasonably should have had under the circumstances; (b) Castle or the Company shall mean the Knowledge of the individuals listed on Schedule 4; and (c) the Parent shall mean the Knowledge of the individual listed on Schedule 5.

          "Law" shall mean a law, ordinance, rule, or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.

          "Liability" shall mean a liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or other and whether known or unknown.

          "License" shall mean a license, certificate of authority, permit or other authorization to transact an activity or business or to use an asset or process issued or granted by a Governmental Entity.

          "Lien" shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy or other encumbrance of any kind.

          "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum, petroleum additives, petroleum intermediates and petroleum products.

          "MG" shall have the meaning set forth in Section 9.5 hereof.

          "Merger" shall have the meaning set forth in the preamble hereto.

          "Merger Agreement" shall mean this Agreement and Plan of Merger, including the Short Form Agreement.

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          "Officer's Certificate" shall have the meaning set forth in Section
2.2 hereof.

          "Order" shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator or Governmental Entity.

          "Parent" shall have the meaning set forth in the preamble hereto.

          "Parent Indemnitees" shall mean the Parent, any present or future parent or subsidiary of Parent, and their respective shareholders, officers, directors, employees, counsel, agents, investment bankers, accountants, and Affiliates.

          "Payment" shall have the meaning set forth in Section 3.1 hereof.

          "Person" shall mean an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Entity, business trust, unincorporated organization or other legal entity.

          "Refinery" shall mean the Powerine Refinery located in Santa Fe Springs, California and the LB Marine Terminal and offsite pipelines.

          "Required Filings and Approvals" of a party shall mean any filing of this Agreement with and the approval of such by all Governmental Entities and such other applications, registrations, declarations, filings, authorizations, Orders, consents and approvals as may be required to be made or obtained by such party from any Person prior to consummation of the Merger.

          "Shareholder" shall have the meaning set forth in the preamble hereto.

          "Short Form Agreement" shall have the meaning provided in Section 2.2.

          "Sub" shall have the meaning set forth in the preamble hereto.

          "Sub Common Stock" shall have the meaning set forth in Section 3.1 hereof.

          "Subscription" shall have the meaning set forth in Section 5.8 hereof.

          "Surviving Corporation" shall have the meaning set forth in Section
2.1 hereof.

          "Tax" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, gains, withholding, social security, unemployment, disability, real property, personal property, sales, use, rental, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

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          "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof.

          "Third Party Claim" shall have the meaning as set forth in Section
11.2.

          "Treasury Regulations" shall mean the regulations promulgated by the Secretary of the Treasury pursuant to the Code and any predecessor and successor thereto.

II.      THE MERGER

          Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Merger Agreement and in accordance with the California General Corporation Law (the "GCL"), the Company shall be merged with and into Sub at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to all rights and property of the Company and shall become subject to all debts and liabilities of the Company in accordance with the GCL.

          Section 2.2 Effective Time. Subject to the provisions of this Merger Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IX and Article X hereof (to the extent permitted therein), Sub and the Company shall execute and file a short form of merger agreement in the form attached hereto as Schedule 2.2 ("Short Form Agreement") together with a certificate of an appropriate officer of each of Sub and the Company executed in accordance with the GCL (the "Officer's Certificate") and shall make all other filings or recordings required by or under the GCL to effectuate the Merger. The Merger shall become effective at such time as the Short Form Agreement and the aforementioned Officer's Certificate for each of the Company and Sub are duly filed by Sub with the Secretary of State of California (the "Effective Time").

          Section 2.3 Effect of the Merger. The Merger shall have the effects set forth in the GCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

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(a) the Company  shall be merged with and into Sub,  which shall  survive as the
Surviving Corporation, and the separate corporate existence of the Company shall thereupon cease and (b) all of the rights, property, privileges, powers and franchises and all property and assets of every kind and description of the Company and Sub shall vest in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of the Company and the Sub shall be as effectively the property of the Surviving Corporation as they were of the Company and the Sub immediately prior to the Merger and all rights of creditors and liens upon any property of the Company and Sub shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

          Section 2.4 Articles of Incorporation and By-laws. (a) The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to provide as follows:

                                       "I.

          The name of this corporation is Powerine Oil Company."

          (b) The By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          Section 2.5. Directors. The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and until his or her successor is duly elected and qualified.


                                        7

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          Section 2.6. Officers. The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

III.     CONVERSION OF SECURITIES

          Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock") or the holder of any shares of capital stock, par value $.01 per share, of Sub (the "Sub Common Stock"):

          (a) Capital Stock of Sub. Each issued and outstanding share of Sub Common Stock shall remain issued and outstanding and be unaffected by the Merger and shall represent one fully paid and nonassessable share of capital stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock. All shares of Company Common Stock, if any, that are owned by the Company shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Payment for Company Common Stock. Each issued and outstanding share of Company Common Stock, other than shares to be cancelled in accordance with Section 3.1(b) hereof, if any, shall be converted into the right to receive approximately $.3002205 in cash, for an aggregate of $1,000,000 (the "Payment"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Payment upon the surrender of such certificate in accordance with Section 3.2 hereof, without interest.


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          Section 3.2 Delivery of Certificates. (a) Immediately after the
Effective Time and in connection with the Closing of the Merger, and upon surrender by the Shareholder of a certificate representing all of the 3,330,885 outstanding shares of Company Common Stock, the Shareholder shall be entitled to receive in exchange therefor the Payment and the certificate so surrendered shall forthwith be cancelled.

          (b) No Further Ownership Rights in Company Common Stock. The Payment made upon the surrender of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

IV.      REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER, THE
         COMPANY AND CASTLE

          The Shareholder, the Company and Castle jointly and severally represent and warrant to the Parent and Sub as follows, subject to and qualified by any fact or facts disclosed in this Merger Agreement or the Schedules hereto:

          Section 4.1 Organization and Good Standing. Each of the Company and the Shareholder is a corporation duly organized, validly existing and in good standing under the Laws of the State of its incorporation or organization, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of the Company and the Shareholder is qualified or otherwise authorized to transact business, and is in good standing, as a foreign corporation or in the respective jurisdictions set forth in Schedule 4.1 attached hereto. The Company does not directly or indirectly own any interest in any subsidiary or any other Person. The Company has made available to Parent and Sub true, correct and complete copies of its Articles of Incorporation, bylaws and minute books.


                                        9

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          Section 4.2 Authorization; Enforceability. Each of the Company, the
Shareholder and Castle has the requisite corporate power and authority to enter into this Merger Agreement and consummate the Merger. The execution and delivery of this Merger Agreement and the consummation of the Merger have been duly approved and authorized by the Board of Directors of the Shareholder and by the Board of Directors and sole stockholder of the Company and by the Board of Directors and stockholders of Castle. No other corporate proceedings on the part of the Company, the Shareholder or Castle will be necessary to authorize this Merger Agreement and the Merger. The Merger Agreement has been duly executed and delivered by the Company, the Shareholder and Castle and, assuming the Merger Agreement is a legal, valid and binding obligation of the Parent and Sub, constitutes a legal, valid and binding obligation of each of the Company, the Shareholder and Castle, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar Laws now or hereafter in effect affecting the enforceability of creditor's rights or by general principles of equity.

          Section 4.3 Consents and Approvals. Assuming the accuracy of the Parent's representation in Section 5.6 hereof, there are no Required Filings and Approvals of the Company, the Shareholder or Castle in connection with the execution and delivery of this Merger Agreement and the consummation of the Merger.

          Section 4.4 No Violation. The execution, delivery and performance of this Merger Agreement by the Company, the Shareholder and Castle and the consummation by them of the Merger contemplated hereby will not violate any provision of the Certificate or Articles of Incorporation or by-laws of the Company, the Shareholder or Castle.


                                       10

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          Section 4.5 Capitalization. The authorized capital stock of the
Company and the number of shares of Company Common Stock that are issued and outstanding are set forth on Schedule 4.5 hereof. All of the shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record as set forth in Schedule 4.5. There are no other shares of the capital stock of the Company authorized, issued or outstanding or reserved for issuance, no outstanding preemptive rights or subscription rights with respect to any such shares and no outstanding options, warrants, rights, voting trusts, convertible securities or other agreements or commitments with respect to any such shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

         Section 4.6 Taxes. (a) The Company has joined in the filing of consolidated Federal income Tax Returns by the Consolidated Group, and the Company will continue to be included as a member of the Consolidated Group for Federal income Tax purposes up to and including the Closing Date, including for purposes of filing the consolidated Federal income Tax Return of the Consolidated Group for its tax year which includes the Closing Date.

          (b) The Consolidated Group has filed all material income and franchise Tax Returns that it was required to file, and the Company has filed all material income and franchise Tax Returns that it was required to file prior to the Closing Date, and has paid any Taxes shown as due on such Tax Returns and all property Taxes required to be paid prior to the Closing Date.

          Section 4.7 No Broker. None of the Company, the Shareholder or Castle has engaged or authorized any broker, investment banking firm, finder, agent or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the Merger.


V.       REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SUB

          The Parent and Sub jointly and severally represent and warrant to the Company, the Shareholder and Castle as follows:

          Section 5.1 Organization and Good Standing. Each of the Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization, and is duly qualified and in good standing in each jurisdiction in which the ownership of its Assets or the conduct of its business makes such qualification necessary.

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          Section 5.2 Authorization; Enforceability. Each of the Parent and Sub
has the requisite corporate power and authority to enter into this Merger Agreement and to consummate the Merger. The execution and delivery of this Merger Agreement and the consummation of the Merger have been duly approved and authorized by the Board of Directors and the stockholders entitled to vote thereon of each of the Parent and Sub. No other corporate proceedings on the part of either the Parent or Sub are necessary to authorize this Merger Agreement and the Merger. This Merger Agreement has been duly authorized, executed and delivered by the Parent and the Sub. Assuming this Merger Agreement is a legal, valid and binding obligation of the Company and Castle, this Merger Agreement constitutes a legal, valid and binding obligation of each of the Parent and Sub, enforceable against each of the Parent and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar Laws now or hereafter in effect affecting the enforceability of creditor's rights or by general principles of equity.

          Section 5.3 Consents and Approvals. There are no Required Filings and Approvals of either the Parent or Sub in connection with the execution and delivery of this Merger Agreement and the consummation of the Merger.

          Section 5.4 No Violation. The execution, delivery and performance of this Merger Agreement by the Parent and Sub and the consummation by each of them of the Merger will not (a) violate any provision of the charter or the by-laws of either the Parent or Sub or (b) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under or result in the creation of any Lien upon any of the Assets of either the Parent or Sub under the terms of any Contract to which either the Parent or Sub is a party or to which it or any of its respective Assets may be subject.

          Section 5.5 No Broker. As of the date hereof, neither the Parent nor Sub has engaged or authorized any broker, investment banking firm, finder, agent or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the Transactions, except Pennsylvania Merchant Group. The Parent shall be responsible for and agrees to indemnify the Company and Castle from and against any fees or commissions payable to Pennsylvania Merchant Group in connection with the Merger.

          Section 5.6 Capitalization; Total Assets or Annual Net Sales. (a) All of the issued and outstanding shares of Sub Common Stock are owned of record by Parent. Except for the Parent and Siegfried K. Hodapp, no Person beneficially owns, directly or indirectly, 50% or more of the outstanding voting securities of Sub or has the contractual power presently to designate 50% or more of the directors of Sub.

          (b) Except for Siegfried K. Hodapp, no Person beneficially owns, directly or indirectly, 50% or more of the outstanding voting securities of the Parent or has the contractual power presently to designate 50% or more of the directors of the Parent.

          (c) The sum of (i) the value of all investment assets, voting securities and income producing property beneficially owned, directly or indirectly, by Mr. Hodapp (including without limitation any such assets, securities or property beneficially owned, directly or indirectly, by Mr. Hodapp's spouse or minor children, if any) plus (ii) the aggregate value of all assets held, directly or indirectly, by any Person as to which Mr. Hodapp (A) either (1) beneficially owns 50% or more of the outstanding voting securities or
(2) if such Person does not have outstanding voting securities, has the right to 50% or more of the profits of the Person or has the right to 50% or more of the assets of the Person in liquidation or (B) has the contractual power presently to designate 50% or more of the directors or, in the case of unincorporated Persons, individuals exercising similar functions, is less than $10 million.

          (d) The aggregate annual net sales of all Persons as to which Mr. Hodapp (i) either (A) beneficially owns 50% or more of the outstanding voting securities or (B) if such Person does not have outstanding voting securities, has the right to 50% or more of the profits or 50% or more of the assets in liquidation or (ii) has the contractual power presently to designate 50% or more of the directors or, in the case of unincorporated Persons, individuals exercising similar functions, is less than $10 million.

          (e) The Parent and Sub understand that the Company and Castle are relying on this representation, among other things, in determining whether any notice must be filed with the United States Department of Justice and Federal Trade Commission in connection with the Merger.

          Section 5.7 Financial Condition. (a) At Closing, the Parent shall deliver to the Company an unaudited balance sheet dated as of such date, which balance sheet (the "Balance Sheet") shall reflect assets consisting of (i) at least $1 million in cash, (ii) either (A) a promissory note jointly made by Siegfried K. Hodapp and Sibylle M. Hodapp, his spouse, in the original principal amount of $2 million payable to the order of Parent (the "Hodapp Note") or (B) other assets which Castle, the Shareholder and the Company agree have a fair market value of at least $2 million and (iii) other assets with a value at least equal to any liabilities reflected thereon. The Balance Sheet was prepared substantially in accordance with GAAP and presents fairly the financial condition, assets, liabilities and stockholders' equity of the Parent as of its date.

          (b) Mr. Hodapp has delivered to the Company an unaudited balance sheet as of the date immediately prior to the date hereof and an unaudited statement of income for the twelve months ended December 31, 1994, which balance sheet and income statement reflect the assets referenced in Section 5.6(c) hereof and the net sales, if any, referenced in Section 5.6(d) hereof. Such balance sheet and income statement were prepared in accordance with the accounting principles normally used by Mr. Hodapp and present fairly the financial condition, assets, liabilities and net sales of Mr. Hodapp as of the date and for the period covered thereby.

          Section 5.8 Irrevocable Subscription. Parent has received from W. Arthur Benson an irrevocable subscription (the "Subscription") to purchase shares of Parent's capital stock for a purchase price equal to not less than the lesser of (a) $2 million or (b) the aggregate net proceeds to Mr. Benson of (a) the arbitration award issued with respect to the matter captioned Benson v. Metallgesellschaft Corp. or (ii) any settlement to which Mr. Benson becomes a party in connection therewith. Such Subscription requires Mr. Benson to complete the purchase of such shares on demand or within five business days after the receipt of such proceeds. A true, correct and complete copy of such Subscription has been delivered to Castle. Parent covenants and agrees that it will demand that Mr. Benson complete such purchase within five business days after the receipt by Mr. Benson of such proceeds.

          Section 5.9 Prior Asset Sales. Parent and Sub acknowledge and represent that they have been advised by Castle, the Shareholder and the Company that the Company has previously sold substantially all of the equipment and machinery and certain related assets necessary for the operation of the Refinery to Kenyen Projects Limited pursuant to the terms and provisions of an Asset Purchase Agreement between the Company and Kenyen Projects Limited dated September 29, 1995 (the "Asset Agreement") and that the Company has sold other material assets related to the operation of the Refinery to other third parties. Parent and Sub acknowledge and represent that, in order for the Refinery to be restarted, the Surviving Corporation will be required to acquire the requisite equipment, machinery and related assets from Kenyen Projects Limited or an unrelated third party.

VI.      TAX MATTERS

          Section 6.1 Tax Treatment of Merger. Notwithstanding that the Merger qualifies as a statutory merger of the Company into Sub under Sections 1100-1305 of the California Corporation Code, the parties acknowledge that under the Code the Merger for Federal income Tax and California income tax purposes is treated as a taxable sale of the assets of the Company, including without limitation a promissory note from Kenyen Projects Limited dated September 29, 1995, in the original principal amount of $19,763,000 (the "Kenyen Note") by the Company to Sub in consideration for the assumption of all of the liabilities of the Company, including without limitation estimated liabilities of approximately $32.1 million as of December 31, 1995 on a GAAP basis (including environmental liabilities which Parent and Sub acknowledge to be approximately $23.6 million as of December 31, 1995) and all liabilities of the Company for state and local Taxes regardless of the party against whom such Taxes are assessed, by Sub and $1 million in cash to be transferred by Sub to the Company for distribution to the Shareholder. The Federal income Tax consequences of the sale of the Company's assets will be reported on the consolidated Federal income Tax Return of the Consolidated Group for the taxable year of the Consolidated Group in which the sale of assets by the Company occurs and the California income tax consequences of the sale of the Company's assets will be reported on the Company's final California income tax return for the taxable year in which the sale of assets by the Company occurs. Parent and Sub acknowledge and agree that for all purposes, including but not limited to Tax reporting purposes, the Kenyen Note will be given effect at its fair market value of $19,763,000 and that neither of them will take or permit to be taken any action inconsistent with such value. The consideration for the assets deemed to be sold by the Company to Sub for Federal income Tax purposes shall be allocated among such assets as set forth on Schedule 6.1 attached hereto, and the parties shall use such allocation for all Tax reporting and other purposes, including without limitation the preparation of Form 8594.

          Section 6.2 Access to Information. (a) Following the Closing, Castle and Shareholder will make available to the Parent any information relating to the Company which has been included in the consolidated Federal income Tax Returns filed by the Consolidated Group for the taxable years up to and including the Closing Date that is relevant for purposes of determining the tax liabilities and attributes of the Company up to and including the Closing Date, as is reasonably necessary for the preparation of any Tax Return, and for purposes of dealing with any examination by or controversy with the IRS or any other taxing authority. Castle and Shareholder agree to retain all books and records with respect to tax matters pertinent to the Company relating to any period beginning before the Closing Date until the expiration of the statute of limitations and any extension thereof.

          (b) Following the Closing, the Parent agrees to make available to Castle and Shareholder any information relating to the Company (including, but not limited to, its books and records and work papers for all periods in which the Company has been included as a member in the Consolidated Group for purposes of filing consolidated Federal income Tax Returns) that is relevant for purposes of determining the tax liability of the Consolidated Group for all periods up to and including the Closing Date, as is reasonably necessary for the preparation of any Tax Return, and for purposes of dealing with any examination by or controversy with the IRS or any other taxing authority.

          Section 6.3 Certain Consolidated Return Matters. (a) Any tax sharing agreement between Castle, the Shareholder and the Company shall be terminated as of the Closing Date, and shall have no further effect for any taxable year.

          (b) Castle shall include the income or loss of the Company for periods through the Closing Date in the consolidated Federal income Tax Return filed by the Consolidated Group for the period including the Closing Date. Castle shall prepare books and working papers which will clearly demonstrate the income and activities of the Company for the period ending on the Closing Date.

          (c) Castle at its sole cost and expense shall be responsible for the preparation and filing of all state income tax returns for the Company for taxable periods ending on the Closing Date in states the income tax laws of which require income tax returns for such periods. Castle shall permit the Parent and Sub to review and comment on each such tax return described in the preceding sentence.

          (d) Castle hereby represents and warrants that it has paid and covenants that it will pay all Federal income Taxes due by any member of the Consolidated Group for all periods during which the Company was a member of such Consolidated Group. Castle further covenants that the Company shall have no responsibility for any liability for any such Federal income Taxes, whether pursuant to treasury Regulation Section 1.1502-6, any successor provisions thereto, or otherwise.

          Section 6.4 Sales and Transfer Taxes. Castle and Shareholder shall pay one-half of, and Parent and Sub shall pay one-half of, (i) any and all sales and use taxes and transfer taxes attributable to the transactions contemplated by this Agreement, and (ii) any expenses (including reasonable attorney's fees) incurred by any of the parties in defending any claim for such Taxes, and in the event such Taxes are assessed against any of such parties after the Merger, the other parties shall reimburse and indemnify the party making payment thereof in order to carry out this agreement.

          Section 6.5 Cooperation on Tax Matters. Each of the parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to any Tax or Taxes, including specifically any administrative or judicial proceeding regarding any state or local tax consequences arising as a result of the Merger.

VII.     COVENANTS OF THE COMPANY, THE SHAREHOLDER AND CASTLE

          The Company, the Shareholder and Castle covenant and agree with the Parent as follows:

          Section 7.1 Access to Information. From and after the date of this Merger Agreement, the Parent and its authorized representatives shall upon reasonable notice have access during normal business hours to all properties, books, records, Contracts, and documents of the Company, the Shareholder and of Castle relating to the Company, including without limitation all such consolidating financial statements and financial statements of the Company as are prepared in the normal course of the preparation of Castle's audited financial statements and Castle, the Shareholder and the Company shall furnish or cause to be furnished to the Parent and its authorized representatives information with respect to the affairs and business of the Company as the Parent may reasonably request.

          Section 7.2 Actions Prior to Closing Date. From and after the date of this Merger Agreement and until the Closing Date or termination of this Merger
Agreement:

                  (a) Neither the Company nor Castle shall undertake or institute any action other than in the ordinary course of business of the Company which could reasonably be expected to have a material adverse effect on the assets, properties, financial condition, or operating results of the Company taken as a whole.

                  (b) Castle shall not and shall not permit the Company to sell or issue any shares of capital stock of the Company or any securities convertible or exchangeable for, or options, warrants, commitments, or rights of any kind to acquire, any such shares of capital stock.

          (c) Castle shall promptly notify the Parent of any material lawsuits, claims, proceedings, or investigations of which Castle has Knowledge that may be threatened, brought, asserted, or commenced against or involving the Company or the Merger.

          Section 7.3 Confidentiality. Castle shall use its commercially reasonable efforts to insure that all confidential information which Castle, the Company, their Affiliates or any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, the Parent or Sub or any customer or supplier of any of them shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them except pending the Closing in the business and for the benefit of the Company, in each case without the prior written consent of the Parent; provided, however, that the restrictions of this sentence shall not apply (a) after this Merger Agreement is terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, of any affiliate of any of them, or any customer or supplier of any of them, (b) to disclosure to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with obtaining the consents which are required or desirable to consummate the transactions contemplated by this Merger Agreement, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Merger Agreement, or (e) to the extent such information shall have otherwise become publicly available not in violation of the provisions of this Merger Agreement. Castle further agrees that it shall not disclose the existence of or the terms and provisions of the Joinder and Guaranty attached to this Merger Agreement to any other Person without the prior written consent of Parent, except that the foregoing shall not apply to any disclosure which a party may make to any Governmental Entity or as required by Law.

          Section 7.4 Insurance. Castle shall use its commercially reasonable efforts to maintain in effect until the Closing Date insurance covering the Company, of the types and in the approximate amounts in effect at the date of this Merger Agreement, and shall notify the Parent if Castle receives written notice that any such policy has been cancelled or has lapsed.

VIII.    COVENANTS OF THE PARENT AND SUB

          The Parent and Sub covenant and agree with Castle and the Company as follows:

          Section 8.1 Confidentiality. The Parent and Sub shall use their commercially reasonable efforts to insure that all confidential information which the Parent, its Affiliates or any of their respective officers, directors, employees, counsel, agents, investment bankers or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company or any customer or supplier of any of them shall not be published, disclosed or made accessible by any of them to any other Person at any time or used by any of them except pending the Closing in the business and for the benefit of the Company, in each case without the prior written consent of the Company and Castle; provided, however, that the restrictions of this sentence shall not apply (a) after the Closing, (b) to disclosure to (i) existing or prospective lenders, (ii) other investors, or (iii) to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the transactions contemplated by this Merger Agreement, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Merger Agreement or (e) to the extent such information shall have otherwise become publicly available not in violation of the provisions of this Merger Agreement.

          Section 8.2 Additional Covenants. Until the earlier of (a) three years from the Closing Date, or (b) the date on which Parent obtains equity capital of not less than $15 million to support the proposed refinery operations of Parent and Sub, Parent and Sub (as the Surviving Corporation) agree as follows: (i) neither of them shall declare or pay any dividends on, make any other distributions with respect to or redeem or purchase any shares of their respective capital stock; (ii) neither of them shall make any loans or otherwise extend any credit on behalf of any Affiliate, except loans and extensions of credit from Parent to Sub; (iii) neither of them shall enter into any other agreement or engage in any other transaction with an Affiliate which is less favorable to Parent or Sub than would be available from a third-party on an arms length basis; (iv) neither of them shall sell or otherwise dispose of any real estate, equipment or other assets which are necessary or useful in a material way in connection with the proposed operations of the Refinery, except in accordance with Section 8.3; (v) each of them will use any insurance proceeds received from the settlement of Environmental Claims and violations of Environmental Laws for the payment and discharge (or establishment of segregated cash deposits to assure future payment and discharge) of Liabilities of Sub in connection with such Environmental Claims and violations of Environmental Laws provided that any proceeds of insurance in excess of the estimated claims related thereto may be used as provided in subparagraphs (A) and (C) of clause
(vi) below; (vi) Parent will use the sum of approximately $5 million of initial capital contributed and to be contributed pursuant to the payment of the Hodapp Note, if applicable, and the Subscription by its shareholders or otherwise solely for the purpose of (A), provided Parent and Sub are able to reach agreement with Kenyen Projects Limited or are otherwise able to acquire equipment, machinery and other assets necessary to restart the Refinery, preparing to restart the Refinery and re-establish the refinery business to be conducted in connection with the Refinery, (B) payment of reasonable expenses incurred in connection with the foregoing, including without limitation expenses incurred in connection with the Merger, (C) payment of Liabilities of the Company, including Liabilities related to Environmental Claims and (D) payment of expenses to develop a reserve and marketing program; and (vii) each of them shall cause the equipment and other assets acquired pursuant to the Merger to be insured at all times by financially sound and reputable insurers against such hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated and pay all premiums on the policies for all such insurance when and as they become due.

          Section 8.3 Outside Management.

          (a) In the event Parent does not reach agreement with Kenyen Projects Limited or otherwise acquire equipment, machinery and assets as contemplated by
Section 8.2(vi) hereof and obtain binding commitments for equity financing in a minimum amount of $15 million (the "Financing") by October 1, 1996, and accordingly has not restarted the Refinery, Parent shall use its best efforts to enter into an agreement with Richard Hansen, or his nominee ("Hansen") on terms mutually acceptable to Parent, Sub and Hansen whereby Hansen will participate in the management and control of the ongoing operations of Sub and during this period Hansen shall have the authority to cause the Sub to sell assets and to use the proceeds from the sale of such assets and other funds available to Sub and Parent first for paying or otherwise providing for the discharge of Liabilities of the Sub for Environmental Claims, with any balance to be used as Parent and Sub shall determine in their sole discretion.

          (b) In the event that prior to October 1, 1996 Parent or Sub wishes to dispose of assets of Sub which are necessary or useful in a material way for the operation of the Refinery, Parent shall obtain the prior written approval of Hansen or his nominee to such disposition of assets.

          (c) The parties understand and agree that the agreement with Hansen will require provisions acceptable to Hansen regarding compensation and insulation from liabilities of Parent and/or Sub.

          (d) If Parent is unable to obtain the Financing and is also unable to enter into an agreement with Hansen, and Parent and Sub determine to liquidate and sell the assets acquired from the Company in the Merger, Parent and Sub shall use their best efforts to sell such assets for the maximum available price and will use the net proceeds received from such sales to pay or otherwise satisfy and discharge all obligations of Sub with respect to Environmental Claims, with any balance to be used as Parent and Sub shall determine in their sole discretion.

          Section 8.4 Subscription. Parent shall not modify or release the Subscription and shall enforce the terms thereof, and use its best efforts to collect all monies due thereunder.

          Section 8.5 Prior Asset Sale. Parent and Sub acknowledge that the Company has previously sold substantially all of the equipment and machinery and certain related assets necessary for the operation of the Refinery pursuant to the terms and conditions of the Asset Agreement and a related Agreement and Security Agreement, each of which is dated as of September 29, 1995 and is between the Company and Kenyen Projects Limited. True, correct and complete copies of the foregoing have been delivered by the Company to Parent and Sub. Parent and Sub further acknowledge that the Company has certain ongoing obligations under such agreements. Pursuant to Section 17.4 of the Asset Agreement, the Surviving Corporation shall, as of the Effective Time, assume any such obligations of the Company, and the Parent covenants to cause the Surviving Corporation to take all such action as is necessary to perform such obligations, and Parent shall not take or omit to take any action the effect of which is to prevent or inhibit the Surviving Corporation's ability to perform any such obligations. Parent and Sub agree that Kenyen Projects Limited is an intended third party beneficiary of the terms of this Section 8.5 and shall be entitled to enforce its rights hereunder directly against Parent and the Surviving Corporation. Parent and Sub acknowledge and agree that the Company's treatment of the transactions consummated pursuant to the Asset Agreement for Federal income tax purposes as a sale of the assets specified therein for consideration consisting of the Kenyen Note and the other consideration specified in the Asset Agreement is proper and that neither Parent nor Sub will take or permit to be taken any action inconsistent with the Company's treatment of the transaction consummated pursuant to the Asset Agreement as such a sale of assets in the Federal income Tax Return of the Consolidated Group for the fiscal year ended September 30, 1995.

          Section 8.6 Legal Fees. Parent and Sub further acknowledge the Company's obligations for legal fees and expenses owing to Jenner & Block for services rendered to the Company, which fees and expenses were approximately $330,000 as of December 1, 1995. Parent agrees to cause the Surviving Corporation to pay all such fees and expenses on or before December 15, 1996, of which at least $125,000 shall be paid on or before June 30, 1996.

          Section 8.7 Cooperation in Arbitration. Parent shall cause the Surviving Corporation to provide to Castle such assistance as Castle shall reasonably request in connection with the Arbitration, which assistance shall include without limitation making available to Castle the individuals who served as officers or employees of the Company during any periods covered by or relevant to the Arbitration and providing access to all documents, records and other information of the Company with respect to the matters related to the Arbitration. Castle shall reimburse Parent or the Surviving Corporation for reasonable out-of-pocket expenses actually incurred in connection with furnishing such assistance to Castle.

IX.      CONDITIONS TO OBLIGATIONS OF PARENT AND SUB

          The obligations of the Parent and Sub to effect the Merger are subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived in writing by the Parent.

          Section 9.1 Truth of Representations and Warranties. The representations and warranties made by the Company and Castle in this Merger Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such date.

          Section 9.2 Compliance with Covenants. The Company and Castle shall have performed and complied in all material respects with all of its respective covenants and obligations under this Merger Agreement which are to be performed or complied with by it prior to or at the Closing.

          Section 9.3 Absence of Suit. No action, suit, proceeding, or investigation shall have been commenced or threatened by any Person against the Parent, Sub, the Company, Castle or any of their respective officers, directors, or Affiliates seeking to modify in any material respect, or to restrain or prevent, and no Law shall have been enacted, issued or promulgated which has the effect of modifying in any material respect or restraining or preventing, the Merger or questioning the validity or legality of the Merger or the ability of the Company to restart the Refinery.

          Section 9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by the Company in connection with the Merger shall have occurred and all certificates and other documents reasonably incident thereto as the Parent may reasonably request shall have been delivered to the Parent.

          Section 9.5 Intercompany Indebtedness. At Closing, Castle shall have executed and delivered to the Company a release and discharge of all Liabilities of the Company to Castle or any affiliate of Castle existing prior to Closing, including any obligation of the Company to pay or reimburse Castle for any claims arising out of the arbitration proceeding involving Metallgesellschaft Corp. and/or one of its Affiliates ("MG") (the "Arbitration"). To the extent that MG is successful in the Arbitration proceeding, a promissory note in the principal sum of $10 million payable by MG to Castle (previously pledged by Castle to MG to provide security to MG in the event it is successful in the Arbitration) is reduced, but Castle shall have no claim against the Company as a result of such reduction. To the extent that Castle is successful in the Arbitration proceeding, all net proceeds received by Castle in such Arbitration, after deducting all fees and expenses of whatsoever nature incurred by Castle or any of its Affiliates as a result of or related to the Arbitration, shall be payable to the Surviving Corporation as and only to the extent that such net proceeds exceed $10 million. Castle shall have the exclusive right to conduct and control the Arbitration, and Sub and Parent shall cooperate in the conduct of such proceeding, including without limitation making available at their expense witnesses and books and records. Castle has included or will include in the consolidated Federal income Tax Return filed by the Consolidated Group (including the Company) all income, if any, resulting from any payments made by MG related to the Arbitration (approximately $10 million) for the periods up to and including the Effective Time.

          Section 9.6 Deliveries at Closing. All documents and instruments required to be delivered by Castle and the Company at the Closing shall have been delivered to the Parent as provided in Section 12.2.

X.       CONDITIONS TO OBLIGATIONS OF THE COMPANY, THE SHAREHOLDER AND
         CASTLE

          The obligations of the Company, the Shareholder and Castle to be performed hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived in writing by Castle, the Shareholder and the Company.

          Section 10.1 Truth of Representations and Warranties. The representations and warranties of the Parent and Sub in this Merger Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such date.

          Section 10.2 Compliance with Covenants. The Parent and the Sub shall have performed and complied in all material respects with all of their respective covenants and obligations under this Merger Agreement which are to be performed or complied with by the Parent or Sub prior to or at the Closing.

          Section 10.3 Absence of Suit. No action, suit, proceeding or investigation shall have been commenced or threatened by any Person against the Parent, Sub, the Company, the Shareholder, Castle or any of their respective officers, directors or Affiliates seeking to modify in any material respect, or to restrain or prevent, and no Law shall have been enacted, issued or promulgated which has the effect of modifying in any material respect or of restraining or preventing, the Merger or questioning the validity or legality of the Merger.

          Section 10.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by the Parent or Sub in connection with the Merger shall have occurred and all certificates and other documents reasonably incident thereto as Castle or the Company may reasonably request shall have been delivered to Castle and the Company.

          Section 10.5 Waivers, Releases, and Resignations. Castle shall have received an agreement, in form and substance acceptable to Castle, executed by each individual who is an employee, officer, or director of Castle or its Affiliates and who is or is anticipated to become an officer, director, or stockholder of the Parent, Sub or any of their respective Affiliates, agreeing, as of the Closing, (a) to waive and release (i) any payments which may be or become due to such individual as a result of this Merger Agreement or the consummation of the Merger and (ii) such other rights as Castle may reasonably request and (b) to resign as an officer and director of Castle or its Affiliates.

          Section 10.6 Deliveries at Closing. All documents and instruments required to be delivered by the Parent and Sub at the Closing shall have been delivered to Castle or the Company as provided in Section 12.3.

          Section 10.7 Intercompany Indebtedness. At Closing, the Company shall have executed and delivered to Castle a release and discharge of all Liabilities of Castle or any Affiliate of Castle to the Company existing prior to the Closing.

          Section 10.8 Tax Clearance Certificate. The Company shall have obtained a tax clearance certificate from the California Franchise Tax Board.

          Section 10.9 Subscription. The Parent shall have received the Subscription, satisfactory in form and substance to Castle and the Company.

XI.      INDEMNIFICATION

          Section 11.1 Requirement of Indemnification. (a) Castle shall defend, indemnify and hold the Parent Indemnitees harmless from and against any Damages suffered by them resulting from, arising out of or incurred with respect to, or (in the case of claims asserted against any Parent Indemnitee by a third party) alleged to result from, arise out of or have been incurred with respect to (i) the falsity, breach or inaccuracy of any of the warranties, representations, covenants or agreements of Castle and/or Shareholder contained in this Merger Agreement or in any schedule, exhibit, document or instrument delivered in connection herewith, (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses relating to Federal Tax liability of Castle, any Affiliate of Castle or other person or entity which arises by reason of the Company having been joined in the filing of consolidated Federal income Tax returns by the Consolidated Group, (iii) any and all claims against the Company arising out of or in connection with the Arbitration (exclusive of claims for Taxes) and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

          (b) The Parent shall indemnify and hold the Castle Indemnitees harmless from and against any Damages suffered by them resulting from, arising out of or incurred with respect to, or (in the case of claims asserted against any Castle Indemnitee by a third party) alleged to result from, arise out of or have been incurred with respect to (i) the falsity, breach or inaccuracy of any representation, warranty, covenant or agreement of the Parent or Sub contained in this Merger Agreement or in any schedule, exhibit, document or instrument delivered in connection herewith, (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses brought or asserted by Kenyen Projects Limited, any affiliate of Kenyen Projects Limited or any other person or entity claiming by, through or under any of the foregoing respecting or involving (A) the Company, (B) the Assets of the Company or (C) the transactions contemplated by the Asset Agreement or this Merger Agreement,
(iii) any Environmental Claims, including without limitation any Environmental Claims alleging Liability of the Company, (iv) any Liability whatsoever of the Parent, Sub or the Company which are not specifically subject to indemnification under Section 11.1(a) above, whether arising prior to, on or after the Closing Date, including without limitation, any Liability arising out of the Parent's conduct of the business of the Company as the Surviving Corporation on or after the Closing and (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation legal fees and expenses, incurred in enforcing this indemnity.


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



          Section 11.2 Procedures Relating to Indemnification. (a) A party (the "indemnified party") seeking indemnification under this Merger Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim") shall notify the indemnifying party in writing of the Third Party Claim within 20 days after receipt by the indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Merger Agreement, except to the extent the indemnifying party shall actually have been prejudiced by the failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          (b) The indemnifying party shall have the right, within 30 days after being so notified, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the indemnified party. In any such proceeding, the defense of which the indemnifying party shall have so assumed, the indemnified party shall have the right to participate therein and retain its own counsel at its own expense unless (i) the indemnified party and the indemnifying party shall have mutually agreed to the retention of such counsel, (ii) the indemnified party shall have received a written opinion of counsel to the effect that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (iii) the named parties to any such proceeding (including the impleaded parties) include both the indemnifying party and the indemnified party, and representation of both parties by the same counsel would be inappropriate in the opinion of the indemnified party's counsel due to actual or potential differing interests between them; in any such case, such separate counsel may be retained by the indemnified party at the indemnifying party's expense (provided that the indemnifying party shall not be required to bear the fees and expenses of more than one such counsel). To the extent that the settlement of such a Third Party Claim, the defense of which has been assumed by the indemnifying party, involves the payment of money only, the indemnifying party shall have the right, in consultation with the indemnified party, to settle those aspects dealing only with the payment of money, provided that the indemnifying party pays such money. In connection with any such defense or settlement, the indemnifying party shall not enter into a consent decree involving injunctive or non-monetary relief or consent to an injunction without the indemnified party's prior written consent. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise or discharge, the Third Party Claim without the indemnifying party's prior written consent.

          (c) With respect to all Third Party Claims, the indemnified party shall cooperate in all reasonable respects with the indemnifying party in connection with such claims and the defense or compromise of the claims. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Merger Agreement.

          Section 11.3 Defense of Third-Party Claim. The failure by the indemnifying party to notify the indemnified party of its election to defend any Third Party Claim within 30 days after written notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such Third Party Claim. If the indemnifying party shall not assume the defense of any such Third Party Claim, the indemnified party may defend against and, subject to obtaining the consent of the indemnifying party, which shall not be unreasonably delayed or denied, settle such Third Party Claim in such manner as it may deem appropriate.

          Section 11.4 Payment. The indemnifying party shall pay directly all Damages or shall, if the indemnified party elects to pay any Damages directly, promptly reimburse the indemnified party for any Damages paid by the indemnified party that is the subject of an indemnification given under this Article XI. The indemnifying party shall reimburse the indemnified party promptly upon demand for the amount of any judgment rendered or settlement entered into with respect to any Third Party Claim, the defense of which was not assumed by the indemnifying party, and, promptly upon demand, for all Damages paid by the indemnified party in connection with the defense against such Third Party Claim.

XII.     CLOSING

          Section 12.1 Time and Place. The Closing of the Transactions shall take place at the offices of Duane, Morris & Heckscher, One Liberty Place, Philadelphia, Pennsylvania 19103 at 3:00 P.M. (Eastern standard time) on January ____, 1996, or at such other date and place as may be agreed upon by the parties (the "Closing Date").

          Section 12.2 Items to be Delivered by Castle and the Company. At the Closing, Castle, the Shareholder and the Company shall deliver in accordance with this Merger Agreement, among other things, the following:

          (a) Certificates representing the Company Common Stock for surrender pursuant to Section 3.2 hereof.

          (b) A certificate, signed by an officer of each of Castle, the Shareholder and the Company, stating that the representations and warranties made by Castle, the Shareholder and the Company in this Merger Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, that each of Castle, the Shareholder and the Company has in all material respects performed and complied with all of its respective obligations under this Merger Agreement which are to be performed or complied with by it prior to or on the Closing Date and that to the Knowledge of each of Castle, the Shareholder and the Company all conditions to the obligations of the Parent and Sub to be performed hereunder have been satisfied or waived. The delivery of such certificate shall be and constitute a representation and warranty of each of Castle, the Shareholder and the Company as of the Closing Date to each of the facts stated therein.

          (c) A written opinion or opinions of counsel for each of Castle, the Shareholder and the Company, dated as of the Closing Date, addressed and reasonably satisfactory to the Parent, covering the following matters:

          (i) the corporate existence and good standing of Castle, the Shareholder and the Company;

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



          (ii) the due authorization, execution and delivery by Castle, the Shareholder and the Company of this Merger Agreement and the legal, valid and binding effect of Castle's, the Shareholder's and the Company's obligations hereunder enforceable in accordance with the terms hereof, except as may be limited by Laws affecting bankruptcy, insolvency, fraudulent conveyance and creditors' rights generally and subject to equitable principles and the discretion of a court to grant equitable remedies; and

          (iii) that the execution and delivery of this Merger Agreement do not, and the consummation of the Merger will not, violate any provision of the organizational documents of Castle, the Shareholder or the Company.

          (d) A certified copy of the duly adopted resolutions of the Board of Directors of the Company and the Shareholder authorizing and recommending the Merger.

          (e) The Short Form Agreement.

          (f) Such other documents, instruments or certificates as the Parent may reasonably request.

          Section 12.3 Items to be Delivered by Parent and Sub. At the Closing, the Parent and Sub shall deliver, among other things:

          (a) A certificate, signed by an officer of each of the Parent and Sub, stating that the representations and warranties made by each of the Parent and Sub in this Merger Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, that each of the Parent and Sub has in all material respects performed and complied with all of its respective obligations under this Merger Agreement which are to be performed or complied with by it prior to or on the Closing Date and that to the Knowledge of each of the Parent and Sub all conditions to the obligations of Castle and the Company to be performed hereunder have been satisfied or waived. The delivery of such certificate shall be and constitute a representation and warranty of each of the Parent and Sub as of the Closing Date to each of the facts stated therein.

          (b) A written opinion of counsel for the Parent and Sub, dated as of the Closing Date, addressed and reasonably satisfactory to the Company and Castle covering the following matters:

          (i) the corporate existence, good standing and qualification of each of the Parent and Sub;

          (ii) the due authorization, execution and delivery by Parent and Sub of this Merger Agreement and the legal, valid and binding effect of each of the Parent's and Sub's respective obligations hereunder in accordance with the terms hereof, except as may be limited by Laws affecting bankruptcy, insolvency, fraudulent conveyance and creditors' rights generally and subject to the discretion of a court to grant equitable remedies; and

          (iii) that the execution and delivery of this Merger Agreement do not, and the consummation of the Merger will not, violate any provision of the certificate of incorporation or bylaws of either the Parent or Sub.

          (c) A certified copy of the duly adopted resolutions of the Parent's and the Sub's Board of Directors authorizing the Merger.

          (d) The Short Form Agreement.

          (e) The Subscription.

          (f) Evidence that the sum of $1 million in cash has been received by Parent.

          (g) Evidence that the Parent has received either (1) the Hodapp Note, secured by a pledge of marketable securities with a fair market value not less than $2 million, with the form and substance of the Hodapp Note and such pledge agreement having been determined to be acceptable to Castle and its counsel, or
(2) such other assets with a fair market value of at least $2 million as contemplated by Section 5.7(a) hereof.

          (h) Such other documents, instruments, and certificates as Castle or the Company may reasonably request.


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



XIII.    TERMINATION

          Section 13.1 Termination. This Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

          (a) by mutual consent of Castle, the Company and the Parent;

          (b) by the Parent, if within 20 calendar days of the date of this Agreement, or any later date to which the Closing is extended as provided in
Section 12.1 hereof, any of the conditions provided in Article IX of this Merger Agreement have not been met and have not been waived in writing by the Parent, except as a result of the willful acts or omissions of the Parent; or

          (c) by Castle, if within 20 calendar days of the date of this Agreement, or any later date to which the Closing is extended as provided in
Section 12.1 hereof, any of the conditions provided in Article X of this Merger Agreement have not been met and have not been waived in writing by Castle, except as a result of the willful acts or omissions of Castle.


          Section 13.2 Survival after Termination. The obligations contained in Sections 7.4, 8.1, 15.2, and 15.9 hereof shall survive any termination of this Merger Agreement.

XIV.     AMENDMENT AND WAIVER

          Section 14.1 Amendment. This Merger Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Merger Agreement.

          Section 14.2 Extension; Waiver. At any time prior to the Closing Date, Castle or the Parent may:

          (a) extend the time for the performance of any of the obligations or other acts of the other,

          (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

          (c) waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party. The failure of any party hereto to enforce at any time any provision of this Merger Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Merger Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Merger Agreement shall be held to constitute a waiver of any other or subsequent breach.

XV.      MISCELLANEOUS

         Section 15.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by Federal Express, Express Mail or similar overnight delivery or courier service, or delivered (in person or by telecopy, telex or similar communications equipment) against receipt to the party to whom it is given, addressed as follows:

         if to Castle, the Shareholder or the Company to:

                  Castle Energy Corporation
                  One Radnor Corporate Center
                  Suite 250
                  100 Matsonford Road
                  Radnor, Pennsylvania  19087
                  Attention:  Joseph L. Castle, II, Chairman
                  Telecopy No: (610) 995-0409

         with a copy to:

                  Duane, Morris & Heckscher
                  4200 One Liberty Place
                  Philadelphia, Pennsylvania  19103-7396
                  Attention:  Thomas G. Spencer, Esquire

                  Telecopy No.:  (215)  979-1020

         if to the Parent or Sub:

                  Energy Merchant Corp.
                  c/o PMG Capital Corp.
                  General Motors Building
                  767 Fifth Avenue, 23rd Floor
                  New York, NY  10153
                  Attention:  Siegfried Hodapp, President

         with a copy to:

                  PMG Capital Corp.
                  General Motors Building
                  767 Fifth Avenue, 23rd Floor
                  New York, NY  10153
                  Attention:  Vincent Papa, Esquire

         and

                  Loeb & Loeb LLP
                  1000 Wilshire Blvd.
                  Suite 1800
                  Los Angeles, CA  90017-2475
                  Attention:  Robert S. Barry, Jr., Esquire

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

          Section 15.2 Expenses. Each party shall bear its own expenses in connection with this Merger Agreement and the Merger.

          Section 15.3 Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its rules on conflicts of law.

          Section 15.4 Successors and Assigns. This Merger Agreement shall not be assigned by any party without the written consent of all other parties and any attempted assignment without such written consent shall be null and void and without legal effect. This Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the Persons entitled to indemnity under Article XI.

          Section 15.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Merger Agreement, but this Merger Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the Merger to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Merger Agreement.

          Section 15.6 Execution in Counterparts. This Merger Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

          Section 15.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Merger Agreement.

          Section 15.8 Entire Agreement. This Merger Agreement, together with all schedules and exhibits hereto and any documents delivered pursuant to this Merger Agreement, contains the entire understanding of the parties hereto with regard to the subject matter contained herein.

          Section 15.9 Announcements. Announcements to the public, employees, customers or suppliers concerning the Merger by Castle or the Parent shall be subject to the approval of the other parties in all essential respects, except that the approval by the other parties shall not be required as to any statements and other information which a party may submit to any Governmental Entity or pursuant to any Law.

          Section 15.10 Construction. The parties acknowledge that all parties and their counsel have participated fully in the negotiation and preparation of this Merger Agreement and agree that, in any construction or interpretation of this Merger Agreement, no provision shall be construed against the interest of any party on the basis that such party drafted such provision.

          Section 15.11 Jurisdiction. Any action, suit or proceeding arising out of, based on or in connection with this Merger Agreement or the Merger may be brought only in any United States District Court or appropriate state court in the State of California and each party covenants and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Merger Agreement or the subject matter hereof may not be enforced in or by such court.

          Section 15.12 Further Actions. At any time and from time to time, each party hereto agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Merger Agreement and to more effectively carry out the transfer contemplated by this Merger Agreement.

          Section 15.13 Cancellation of Insurance Policies. The Parent acknowledges and understands that Castle maintains insurance coverage for the Company under blanket policies which will automatically cancel upon the completion of the Merger. The Parent further acknowledges that Castle shall be entitled to receive and retain any refund of premium or similar payment or reimbursement from any insurer with respect to any policies that are so canceled.

          Section 15.14 No Third Party Beneficiaries. Except as set forth in
Section 8.5 hereof, nothing in this Agreement shall create any rights in favor of or confer any benefits upon any person or entity other than the parties hereto and, to the extent herein permitted, their successors and assigns, and no such other person or entity shall have any rights hereunder as a third-party beneficiary or otherwise.

         IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the date and year first above written.


                        CASTLE ENERGY CORPORATION


                        By:  /s/ Joseph L. Castle II
                             -----------------------------------------------
                        Title: Chairman and Chief Executive Officer


                        POWERINE HOLDING CORP.


                        By:         /s/ A.L. Gualtieri
                             -----------------------------------------------
                        Title: Chairman, President and Chief Executive Officer


                        ENERGY MERCHANT CORP.


                        By:   /s/ Siegfried K. Hodapp
                             -----------------------------------------------
                        Title:


                        POWERINE OIL COMPANY


                        By:    /s/  A.L. Gualtieri
                             -----------------------------------------------
                               A.L. Gualtieri, President


                        POC ACQUISITION CORPORATION


                        By:     /s/  A.L. Gualtieri
                             -----------------------------------------------
                        Title: President